Exhibit 99.1

Presidio Granted Second 180-Day Period by Nasdaq to Regain Compliance with Minimum Bid Price Rule

San Diego, CA – December 6, 2024 - Presidio Property Trust, Inc. (“Presidio” or the “Company”) (NASDAQ: SQFT; SQFTP; SQFTW), an internally managed, diversified real estate investment trust (“REIT”), today announced that the Company has been granted an additional 180-day period from Nasdaq’s Listing Qualification Department, through June 2, 2025, to regain compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market. The Company’s common stock continues to trade on the Nasdaq Capital Market under the symbol “SQFT.”

If at any time until June 2, 2025, the closing bid price of the Company’s common stock is at or above $1.00 per share for a minimum of ten consecutive trading days, Nasdaq will provide the Company with written confirmation of compliance. If compliance cannot be demonstrated during the additional 180-day grace period, Nasdaq will provide written notification that the common stock will be subject to delisting. At such time, the Company may appeal the determination to a Nasdaq Hearings Panel. The Company intends to monitor the closing bid price of its common stock between now and June 2, 2025, and intends to consider available options to cure the deficiency and regain compliance with the minimum bid price requirement within the compliance period.

About Presidio Property Trust

Presidio is an internally managed real estate investment trust with holdings in model home properties, which are triple net leased to homebuilders, and office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. Presidio also owns approximately 4.3% of the outstanding common stock of Conduit Pharmaceuticals Inc., a disease agnostic multi-asset clinical-stage life science company providing an efficient model for compound development. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes please refer to the Company’s filings with the SEC, including those under “Risk Factors” therein, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244